Green EnviroTech Holdings, Corp. Hires Vice President of Business Development

RIVERBANK, Calif., Feb. 16, 2012 (GLOBE NEWSWIRE) -- Green EnviroTech Holdings Corp. (GETH) (PinkSheets:GETH.PK - News) announced today that Brian Chrisman has joined GETH as Vice President of Business Development, specifically in the tire to oil projects.

CEO Gary De Laurentiis stated, "We are very pleased and excited about Brian joining the GETH team. Brian brings years of experience in the recycling world including plastics and tires. This experience makes him a perfect fit for our company's mission to reduce landfill usage and use waste material to generate energy."

"Brian brings 12 years of experience in global management level positions in the high technology supply chain with emphasis on Six Sigma and Lean Manufacturing management techniques. He founded Borgata Recycling in 2007 which became one of Northern California largest waste tire processors handling up to 10,000 waste tire equivalents per day. With his extensive experience in supply/demand operations and in-depth understanding of the recycling industry he will handle our large supply demands in our plants."

During the two years I have known he has proven to be a strategic business partner which will enable him to build the business while working with local and state governments. As a business owner himself, he brings the due diligence experience necessary with our type of business. Brian also has extensive experience with Grant writing and working with local and state governments. His mission is to preserve the environment, help local communities and increase the bottom line.

CEO Gary De Laurentiis restated:

"Green EnviroTech Holdings can be "CPR" for the US Economy. The company's focus has been to Create new US jobs, Produce alternative energy and Reuse precious natural resources that have been going to landfills.

Green EnviroTech Holdings Corp. is a plastics and tires recovery and recycling company which removes contaminants from recovered plastic recaptured from end of life automotive vehicles shredded for their metal. Green EnviroTech Holdings Corp. processes this recovered plastic to produce compounded plastic resin and light sweet crude oil as end products. Its unique patented process significantly reduces the amount of shredder residue going to landfills by up to 40 percent creating considerable cost savings for metal recyclers while also dramatically reducing the volume of materials going to the landfill. The Company has developed long term strategic partnerships that allow it to receive feedstock at near zero cost and has also leveraged its patented technology to ensure guaranteed sale of 100% of its production output thereby creating a sustainable and high margin business model. A valuable by-product of the Green EnviroTech process is commercial grade, sweet crude oil that will also be sold to industry at market prices. For more information please visit www.greenenvirotech.com.

The Green EnviroTech Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8732

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Contact:

Investor Relations
ir@greenvirotsch.com
888.405.3140 ext4

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